Exhibit 99.1

Pennsylvania Real Estate Investment Trust
200 South Broad Street
Philadelphia, PA 19102
www.preit.com
Phone:	215-875-0700
Fax:	215-546-7311
Toll Free:	866-875-0700

CONTACT:

Robert McCadden

EVP & CFO

(215) 875-0735

Nurit Yaron

VP, Investor Relations

(215) 875-0735

Pennsylvania Real Estate Investment Trust

Reports Third Quarter 2009 Results

Philadelphia, PA, October 28, 2009 – Pennsylvania Real Estate Investment Trust (NYSE: PEI) today reported results for the quarter and nine months ended September 30, 2009.

Funds From Operations (“FFO”) for the three months ended September 30, 2009 was $29.8 million, or $0.67 per diluted share, compared to $30.9 million, or $0.75 per diluted share, for the three months ended September 30, 2008. For the nine months ended September 30, 2009, FFO was $96.9 million, or $2.29 per diluted share, compared to $99.7 million, or $2.43 per diluted share, for the nine months ended September 30, 2008. Results for the three and nine months ended September 30, 2009 included gains of $4.2 million and $14.0 million, respectively, on extinguishment of $12.0 million and $39.1 million aggregate principal amount of our exchangeable notes, respectively. A description of each non-GAAP financial measure and the related reconciliation to the comparable GAAP measure are located at the end of this press release.

Net Operating Income (“NOI”) for the three months ended September 30, 2009 was $70.5 million, compared to $72.4 million for the three months ended September 30, 2008. NOI for the nine months ended September 30, 2009 was $215.7 million, compared to $222.7 million for the nine months ended September 30, 2008.

Net loss attributable to PREIT for the three months ended September 30, 2009 was $9.6 million, or $0.24 per diluted share, compared to a net loss of $8.5 million, or $0.24 per diluted share, for the three months ended September 30, 2008. For the nine months ended September 30, 2009, net loss was $24.6 million, or $0.66 per diluted share, compared to a net loss of $15.1 million, or $0.43 per diluted share, for the nine months ended September 30, 2008. See below for a description of the primary factors affecting financial results.

Ronald Rubin, Chairman and Chief Executive Officer of the Company, said, “The Company continues to address its near-term debt maturities and liquidity needs. We have agreed upon a term sheet with Wells Fargo Bank, N.A., the lead bank on our line of credit and our term loan. The proposal is subject to review by the members of our bank group, and we look forward to providing more details after this review when the applicable terms are approved. Also, we have sold non-core assets, reduced capital outlays, placed secured debt on a number of properties, and repurchased exchangeable notes.”

PREIT / 2

Primary Factors Affecting Financial Results

Results for the three months ended September 30, 2009 included:

•	A $4.2 million gain on extinguishment of debt resulting from the repurchase of $12.0 million in aggregate principal amount of exchangeable notes;

•	A $3.4 million gain on the sale of Crest Plaza, a strip center in Allentown, Pennsylvania;

•	Reduced occupancy at our enclosed malls and power centers because of store closings, primarily from bankruptcies that occurred during 2008 and 2009;

•	Increased interest expense and higher depreciation and amortization as development and redevelopment assets have been placed in service; and

•	Increased share count that resulted primarily from the issuance of 3.0 million shares in a June 2009 repurchase of exchangeable notes.

Results for the nine months ended September 30, 2009 also included:

•	An aggregate $14.0 million gain on extinguishment of debt resulting from repurchasing exchangeable notes.

Results for the nine months ended September 30, 2008 included:

•	A $2.0 million non-cash gain in connection with forward-starting swaps and the applicable hedge accounting treatment.

Effective January 1, 2009, the application of U.S. generally accepted accounting principles resulted in a change in accounting for the Company’s exchangeable notes. As a result, interest expense for the three and nine months ended September 30, 2009 included $0.7 million and $2.2 million of non-cash interest expense, or $0.02 and $0.05 per diluted share, respectively. Additionally, the change was required to be applied retrospectively. As a result, non-cash interest expense for the three and nine months ended September 30, 2008 was higher than amounts previously reported by $0.9 million and $2.6 million, or $0.02 and $0.07 per diluted share, respectively.

Subsequent Events

In October 2009, the Company repurchased $35.0 million in aggregate principal amount of exchangeable notes using 1.3 million common shares and $13.3 million in cash. The Company will recognize a $9.9 million gain on extinguishment of debt in the fourth quarter of 2009.

Also in October 2009, the Company completed the sale of a controlling interest in Northeast Tower Center, a power center in Philadelphia, Pennsylvania. The Company will recognize a gain from the sale of approximately $6.0 million in the fourth quarter of 2009.

Retail Operations

“In recent months, we replaced vacant anchor space at Springfield Mall and Wiregrass Commons Mall with new stores, and added a major tenant at Woodland Mall,” said Joseph Coradino, President of PREIT Services, LLC and PREIT-RUBIN, Inc. “We believe that our aggressive efforts to fill vacant space as quickly as possible, coupled with our focused marketing campaigns, position us to capture shopper interest and spending, and we are looking forward to the upcoming holiday season.”

PREIT / 3

The following tables set forth information regarding sales per square foot and occupancy in the Company’s retail portfolio:

	Twelve Months Ended:
	September 30, 2009	September 30, 2008
Sales per square foot (1)	$335	$351
(1) Includes properties in the Company’s portfolio as of the respective dates. Data based on sales reported by tenants leasing 10,000 square feet or less of non-anchor space for at least 24 months.

	Occupancy (1) as of:
	September 30, 2009	September 30, 2008
Retail portfolio weighted average:
Total including anchors	89.4%	89.9%
Total excluding anchors	84.6%	87.8%
Enclosed malls weighted average:
Total including anchors	88.9%	88.8%
Total excluding anchors	83.8%	86.5%
Strip/power centers weighted average:	92.3%	97.0%
(1) Includes properties owned by partnerships in which we own a 50% interest.

Same store NOI decreased 3.5% to $69.3 million, including $0.3 million in lease termination revenue, for the third quarter of 2009, compared to $71.9 million, including $0.3 million in lease termination revenue, for the third quarter of 2008. For the first nine months of 2009, same store NOI decreased 4.0% to $212.1 million, including $1.8 million in lease termination revenue, compared to $221.0 million, including $2.6 million in lease termination revenue, for the comparable 2008 period. Same store results represent retail properties that the Company owned for the full periods presented.

2009 Outlook

The Company has updated its estimates of net loss per diluted share and FFO per diluted share to include the effects of the gain on extinguishment of debt and related issuance of common shares, and gain on property sales. The current outlook is as follows:

Estimates Per Diluted Share
Net loss attributable to PREIT	$(0.54) - $(0.46)
Gain on property sales	$(0.25)
Depreciation and amortization (includes Company’s proportionate share of unconsolidated properties), net of other adjustments	$ 3.99
Funds From Operations	$ 3.20 - $ 3.28

Conference Call Information

Management has scheduled a conference call for 3:00 p.m. Eastern Time today to review the Company’s third quarter results, market trends, and future outlook. To listen to the call, please dial (877) 941-4774 (domestic) or (480) 629-9760 (international) at least five minutes before the scheduled start time, and provide conference ID number 4168249. Investors can also access the call in a “listen only” mode via the Internet at the Company website, www.preit.com, or at www.viavid.net. Please allow extra time prior to the call to visit the site and download the necessary software to listen to the Internet broadcast. Financial and statistical information expected to be discussed on the call will also be available on the Company’s website.

PREIT / 4

For interested individuals unable to join the conference call, a replay of the call will be available through November 11, 2009 at (800) 406-7325 (domestic) or (303) 590-3030 (international) (replay reservation number: 4168249). The online archive of the Internet broadcast will be available for 14 days following the call.

About Pennsylvania Real Estate Investment Trust

Pennsylvania Real Estate Investment Trust, founded in 1960 and one of the first equity REITs in the U.S., has a primary investment focus on retail shopping malls and power centers. Currently, the Company’s portfolio consists of 54 properties, including 38 shopping malls, 13 strip and power centers, and three properties under development. The operating retail properties have a total of approximately 34 million square feet. The Company’s properties are located in 13 states in the eastern half of the United States, primarily in the Mid-Atlantic region. PREIT is headquartered in Philadelphia, Pennsylvania. The Company’s website can be found at www.preit.com. PREIT is publicly traded on the NYSE under the symbol PEI.

Definitions

The National Association of Real Estate Investment Trusts (“NAREIT”) defines Funds From Operations, which is a non-GAAP measure, as income before gains (losses) on sales of operating properties and extraordinary items (computed in accordance with GAAP); plus real estate depreciation; plus or minus adjustments for unconsolidated partnerships to reflect funds from operations on the same basis. The Company computes Funds From Operations by taking the amount determined pursuant to the NAREIT definition and subtracting dividends on preferred shares (“FFO”)(for periods during which the Company had preferred shares outstanding).

Funds From Operations is a commonly used measure of operating performance and profitability in the REIT industry and we use FFO as a supplemental non-GAAP measure to compare our Company’s performance to that of our industry peers. Similarly, FFO per diluted share is a measure that is useful because it reflects the dilutive impact of outstanding convertible securities. In addition, we use FFO and FFO per diluted share as a performance measure for determining bonus amounts earned under certain of our performance-based executive compensation programs. The Company computes FFO in accordance with standards established by NAREIT, less dividends on preferred shares (for periods during which the Company had preferred shares outstanding), which may not be comparable to Funds From Operations reported by other REITs that do not define the term in accordance with the current NAREIT definition, or that interpret the current NAREIT definition differently than the Company. FFO does not include gains or losses on the sale of operating real estate assets, which are included in the determination of net income in accordance with GAAP. Accordingly, FFO is not a comprehensive measure of our operating cash flows. In addition, since FFO does not include depreciation on real estate assets, FFO may not be a useful performance measure when comparing our operating performance to that of other non-real estate commercial enterprises. We compensate for these limitations by using FFO in conjunction with other GAAP financial performance measures, such as net income and net cash provided by operating activities, and other non-GAAP financial performance measures, such as net operating income. FFO does not represent cash generated from operating activities in accordance with GAAP and should not be considered to be an alternative to net income (determined in accordance with GAAP) as an indication of the Company’s financial performance, or to be an alternative to cash flow from operating activities (determined in accordance with GAAP) as a measure of the Company’s liquidity, nor is it indicative of funds available for the Company’s cash needs, including its ability to make cash distributions.

The Company believes that net income is the most directly comparable GAAP measurement to FFO. The Company believes that FFO is helpful to management and investors as a measure of operating performance because it excludes various items included in net income that do not relate to or are not

PREIT / 5

indicative of operating performance, such as various non-recurring items that are considered extraordinary under GAAP, gains on sales of operating real estate and depreciation and amortization of real estate.

Net operating income (“NOI”), which is a non-GAAP measure, is derived from real estate revenues (determined in accordance with GAAP) minus property operating expenses (determined in accordance with GAAP). Net operating income is a non-GAAP measure. It does not represent cash generated from operating activities in accordance with GAAP and should not be considered to be an alternative to net income (determined in accordance with GAAP) as an indication of the Company’s financial performance or to be an alternative to cash flow from operating activities (determined in accordance with GAAP) as a measure of the Company’s liquidity; nor is it indicative of funds available for the Company’s cash needs, including its ability to make cash distributions. The Company believes that net income is the most directly comparable GAAP measurement to net operating income.

The Company believes that net operating income is helpful to management and investors as a measure of operating performance because it is an indicator of the return on property investment, and provides a method of comparing property performance over time. Net operating income excludes general and administrative expenses, management company revenues, interest income, interest expense, depreciation and amortization, gains on sales of interests in real estate, other expenses and gain on extinguishment of debt.

Forward Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements relate to expectations, beliefs, projections, future plans, strategies, anticipated events, trends and other matters that are not historical facts. These forward-looking statements reflect PREIT’s current views about future events and are subject to risks, uncertainties and changes in circumstances that might cause future events, achievements or results to differ materially from those expressed or implied by the forward-looking statements. More specifically, PREIT’s business might be affected by uncertainties affecting real estate businesses generally as well as the following, among other factors: general economic, financial and political conditions, including credit market conditions, changes in interest rates or the possibility of war or terrorist attacks; the current economic downturn and its effect on PREIT’s existing and potential tenants and their ability to make and meet their obligations to PREIT; PREIT’s continued compliance with the terms of its Credit Facility, and its ability to repay, extend or replace its debt when it matures, including its Credit Facility, which matures in March 2010; changes in local market conditions or other competitive or retail industry factors in the regions where our properties are concentrated; PREIT’s ability to maintain and increase property occupancy and rental rates, and risks relating to development or redevelopment activities, including construction, obtaining entitlements and managing multiple projects simultaneously. Additionally, there can be no assurance that PREIT’s actual results will not differ significantly from the estimates set forth in press releases or other disclosures, or that PREIT’s returns on its developments, redevelopments or acquisitions will be consistent with the estimates outlined in press releases or other disclosures. Investors are also directed to consider the risks and uncertainties discussed in documents PREIT has filed with the Securities and Exchange Commission and, in particular, PREIT’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2008. PREIT does not intend to update or revise any forward-looking statements to reflect new information, future events or otherwise.

**	Quarterly supplemental financial and operating	**
**	information will be available on www.preit.com	**

PREIT / 6

Pennsylvania Real Estate Investment Trust

Selected Financial Data

CONSOLIDATED BALANCE SHEETS	September 30, 2009	(as revised) December 31, 2008
(In thousands)
ASSETS:
INVESTMENTS IN REAL ESTATE, at cost:
Operating properties	$3,507,172	$3,287,232
Construction in progress	275,618	411,479
Land held for development	9,337	9,337

Total investments in real estate	3,792,127	3,708,048
Accumulated depreciation	(608,605)	(516,832)

Net investments in real estate	3,183,522	3,191,216

INVESTMENTS IN PARTNERSHIPS, at equity:	34,142	36,164

OTHER ASSETS:
Cash and cash equivalents	90,248	9,786
Tenant and other receivables (net of allowance for doubtful accounts of $19,652 and $16,895 at September 30, 2009 and December 31, 2008, respectively)	47,874	57,970
Intangible assets (net of accumulated amortization of $ 191,359 and $169,189 at September 30, 2009 and December 31, 2008, respectively)	46,126	68,296
Deferred costs and other assets, net	91,068	80,845

Total assets	$3,492,980	$3,444,277

LIABILITIES:
Mortgage notes payable	$1,795,619	$1,756,270
Debt premium on mortgage notes payable	3,039	4,026
Exchangeable notes (net of debt discount of $7,654 and $11,421 at September 30, 2009 and December 31, 2008, respectively)	194,746	230,079
Credit Facility	485,000	400,000
Senior unsecured term loan	170,000	170,000
Tenants’ deposits and deferred rent	14,964	13,112
Distributions in excess of partnership investments	48,004	48,788
Accrued construction expenses	17,770	38,859
Fair value of derivative liabilities	17,727	29,169
Accrued expenses and other liabilities	55,310	55,711

Total liabilities	2,802,179	2,746,014

EQUITY:	690,801	698,263

Total liabilities and equity	$3,492,980	$3,444,277

PREIT / 7

Pennsylvania Real Estate Investment Trust

Selected Financial Data

FUNDS FROM OPERATIONS	Three Months Ended		Nine Months Ended
	September 30, 2009	(as revised) September 30, 2008	September 30, 2009	(as revised) September 30, 2008
(In thousands, except per share amounts)
Net loss	$(10,119)	$(8,860)	$(25,860)	$(15,751)
Adjustments:
Gain on sale of interest in real estate	-	-	(923)	-
Gain on sale of discontinued operations	(3,398)	-	(3,398)	-
Depreciation and amortization:
Wholly owned and consolidated partnerships (a)	41,220	37,601	120,604	108,986
Unconsolidated partnerships (a)	1,983	1,970	6,056	5,987
Discontinued operations	105	166	440	497

FUNDS FROM OPERATIONS (b)	$29,791	$30,877	$96,919	$99,719

FUNDS FROM OPERATIONS PER DILUTED SHARE AND OP UNIT	$0.67	$0.75	$2.29	$2.43

Weighted average number of shares outstanding	42,195	38,840	40,144	38,781
Weighted average effect of full conversion of OP Units	2,329	2,238	2,248	2,239
Effect of common share equivalents	-	12	-	18

Total weighted average shares outstanding, including OP Units	44,524	41,090	42,392	41,038

a)      Excludes depreciation of non-real estate assets, amortization of deferred financing costs and discontinued operations.

b)      Includes the non-cash effect of straight-line rents of $465 and $575 for the third quarter 2009 and 2008, respectively, and $1,228 and $2,334 for the nine months ended September 30, 2009 and September 30, 2008, respectively.

STATEMENTS OF OPERATIONS	Three Months Ended		Nine Months Ended
	September 30, 2009	(as revised) September 30, 2008	September 30, 2009	(as revised) September 30, 2008
(In thousands, except per share amounts)
REVENUE:
Real estate revenue:
Base rent	$74,230	$72,780	$220,997	$218,978
Expense reimbursements	34,050	35,387	102,357	103,109
Percentage rent	918	1,060	2,378	3,526
Lease termination revenue	300	320	1,636	2,618
Other real estate revenue	3,306	3,719	10,075	10,950
Interest and other income	862	1,470	2,092	3,663

Total revenue	113,666	114,736	339,535	342,844

EXPENSES:
Property operating expenses:
CAM and real estate tax	(35,159)	(33,478)	(103,814)	(98,525)
Utilities	(6,774)	(7,009)	(18,572)	(19,283)
Other property operating expenses	(6,796)	(7,153)	(19,260)	(18,997)

Total property operating expenses	(48,729)	(47,640)	(141,646)	(136,805)

Depreciation and amortization	(41,702)	(38,270)	(122,243)	(110,958)
Other expenses:
General and administrative expenses	(9,583)	(10,364)	(28,436)	(31,777)
Impairment of assets	-	-	(70)	-
Abandoned project costs, income taxes and other expenses	(200)	(311)	(598)	(1,815)

Total other expenses	(9,783)	(10,675)	(29,104)	(33,592)

Interest expense, net	(33,589)	(29,329)	(99,346)	(83,413)
Gain on extinguishment of debt	4,167	-	13,971	-

Total expenses	(129,636)	(125,914)	(378,368)	(364,768)

Loss before equity in income of partnerships, gains on sales of real estate	(15,970)	(11,178)	(38,833)	(21,924)
Equity in income of partnerships	2,355	2,169	7,531	5,738
Gains on sales of real estate	-	-	1,654	-

Net loss from continuing operations	(13,615)	(9,009)	(29,648)	(16,186)

Discontinued operations:
Operating results from discontinued operations	98	149	390	435
Gain on sale of discontinued operations	3,398	-	3,398	-

Net income from discontinued operations	3,496	149	3,788	435
Net loss	(10,119)	(8,860)	(25,860)	(15,751)
Less: Net loss attributed to noncontrolling interest	477	397	1,215	638

Net loss attributable to Pennsylvania Real Estate Investment Trust	(9,642)	(8,463)	(24,645)	(15,113)

Basic loss per share - Pennsylvania Real Estate Investment Trust	$(0.24)	$(0.24)	$(0.66)	$(0.43)

Diluted loss per share - Pennsylvania Real Estate Investment Trust (1)	$(0.24)	$(0.24)	$(0.66)	$(0.43)

Weighted average number of shares outstanding for diluted EPS	42,195	38,840	40,144	38,781

(1)

For the three and nine month periods ended September 30, 2009 and 2008, respectively, there are net losses, so the effect of common share equivalents is excluded from the calculation of diluted loss per share for these periods.

PREIT / 8

Pennsylvania Real Estate Investment Trust

Selected Financial Data

NET OPERATING INCOME	Three Months Ended		Nine Months Ended
	September 30, 2009	(as revised) September 30, 2008	September 30, 2009	(as revised) September 30, 2008
(In thousands)
Net loss	$(10,119)	$(8,860)	$(25,860)	$(15,751)
Adjustments:
Depreciation and amortization
Wholly owned and consolidated partnerships	41,702	38,270	122,243	110,958
Unconsolidated partnerships	1,983	1,970	6,056	5,987
Discontinued operations	105	166	440	497
Interest expense, net
Wholly owned and consolidated partnerships	33,589	29,329	99,346	83,413
Unconsolidated partnerships	1,918	2,351	5,448	7,667
Other expenses	9,783	10,675	29,104	33,592
Gain on extinguishment of debt	(4,167)	-	(13,971)	-
Gains on sales of real estate	-	-	(1,654)	-
Gain on sale of discontinued operations	(3,398)	-	(3,398)	-
Interest and other income	(862)	(1,470)	(2,092)	(3,663)

Property net operating income	$70,534	$72,431	$215,662	$222,700

Same store retail properties	$69,324	$71,872	$212,092	$221,044
Non-same store properties	1,210	559	3,570	1,656

Property net operating income	$70,534	$72,431	$215,662	$222,700

EQUITY IN INCOME OF PARTNERSHIPS	Three Months Ended		Nine Months Ended
	September 30, 2009	(as revised) September 30, 2008	September 30, 2009	(as revised) September 30, 2008
(In thousands)
Gross revenue from real estate	$18,210	$19,143	$55,400	$56,435

Expenses:
Property operating expenses	(5,746)	(6,130)	(17,460)	(17,011)
Mortgage interest expense	(3,867)	(4,740)	(10,991)	(15,912)
Depreciation and amortization	(3,863)	(3,975)	(11,603)	(11,799)

Total expenses	(13,476)	(14,845)	(40,054)	(44,722)

Net income from real estate	4,734	4,298	15,346	11,713
Partners’ share	(2,350)	(2,068)	(7,630)	(5,788)

Company’s share	2,384	2,230	7,716	5,925
Amortization of excess investment	(29)	(61)	(185)	(187)

EQUITY IN INCOME OF PARTNERSHIPS	$2,355	$2,169	$7,531	$5,738

#    #    #